UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 21, 2006

Wells-Gardner Electronics Corporation

(Exact Name of Registrant as Specified in its Charter)

ILLINOIS	1-8250	36-1944630
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9500 West 55th Street, Suite A, McCook, Illinois		60525-3605
Address of Principal Executive Offices		Zip Code

Registrant’s telephone number, including area code: (708) 290-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01     Entry into a Material Definitive Agreement.

On August 21, 2006, the Company entered into a new credit agreement with Wells Fargo Bank.  The new facility provides for a four year, $15 million line of credit, expiring on August 21, 2010.  The new credit facility has an interest rate of Prime plus 0.50 points or LIBOR plus 3.25 points plus foreign credit insurance and annual maintenance fees.  The new credit facility also provides approximately $1,500,000 more in borrowing availability than the previous LaSalle Bank NA facility did upon its termination.  The New credit facility has several financial covenants including a minimum net worth, minimum net income requirements by quarter for 2006 and 2007, a minimum net receivable/payable balance between the Company and its joint venture, and a maximum capital expenditures limit.  Substantially all of the Company’s assets are collateralized by the new credit facility.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01     Financial Statements and Exhibits

Attached as Exhibit 10.1 - Credit and Security Agreement by and between Wells-Gardner Electronics Corporation and American Gaming Electronics, Inc. and Wells Fargo Bank National Association dated August 21, 2006, and related documents.  This exhibit relates to the event originally disclosed on the Company’s Current Report on Form 8-K filed on August 24, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS-GARDNER ELECTRONICS CORPORATION

Dated: August 24, 2006	By:	/s/ ANTHONY SPIER
Anthony Spier
Chairman and Chief Executive
Officer